Exhibit 10.1

THIS AGREEMENT IS MADE ON 24TH DAY OF JULY 2013

BETWEEN:

(1)	AMSA DEVELOPMENT TECHNOLOGY CO LTD, a company incorporated in Belize whose registered place of business is Suite 2, 3rd floor, 10 Eve Street, Belize City, Belize (the "Seller"); and

(2)
PARADIGM RESOURCE MANAGEMENT CORPORATION, a company incorporated in the State of Nevada, U.S.A, whose principal place of business is at 13520 Oriental Street, Rockville, Maryland 20853 U.S.A (the “Purchaser”).

WHEREAS:

1.	TOSS PLASMA TECHNOLOGIES LIMITED (the “Company”) is a company established in Belize with limited liability, details of which are set out in Schedule 1.

2.
At the date of this Agreement, the Seller is the legal and beneficial owner of 2,682,000 issued shares in the registered capital of the Company representing 67.05% of the total issued share capital of the Company.

3.
The Company legally and beneficially owns in aggregate 102 ordinary shares in, or 51% of, the issued share capital of TRF Systems Corporation, a company incorporated in Japan, and 102 ordinary shares in, or 51% of, the issued share capital of TRF Technologies Corporation, a company incorporated in Japan.

4.
The Seller has agreed to sell and the Purchaser has agreed to purchase 30% of the total issued and paid up capital of the Company from the Seller on the terms and conditions contained in this Agreement.

5.	Upon Completion, the Purchaser will own 30% of the issued registered capital of the Company and the Seller will own 20% of newly issued shares of capital stock of the Purchaser.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1           In this Agreement, and in the Schedules, the following definitions are used:

"Company" means TOSS PLASMA TECHNOLOGIES LIMITED;

“business day” means a day (not being a Saturday or days on which a typhoon signal No. 8 or black rainstorm warning is hosted in the United States at 10:00 a.m.) on which banks are generally open for general banking business in the United States;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with clause 5;

“Conditions” means the conditions specified in clause 3;

“FINRA” means the Financial Industry Regulatory Authority of the United States.

“Listing Rules” means the Rules Governing the Listing of Securities quoted on the United States Over-the-Counter Bulletin Board (“OTCBB”);

"Group" means the Company and its subsidiaries from time to time as set out in Schedule 1;

“United States” means the United States of America;

“Intellectual Property Rights” means patents, trade marks, service marks, registered designs, utility models, domain names, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, inventions, know-how and business names and any similar rights situate in any country; and the benefit (subject to the burden) of any of the foregoing;

“Management Accounts” means the unaudited consolidated balance sheet of the Company as at the Management Accounts Date and the unaudited profit and loss account of the Company for the period commencing from the date of incorporation of the Company and ending on the Management Accounts Date, copies of which are annexed hereto in Annexure A;

“Management Accounts Date” means 31 December, 2012;

“Parties” means the named parties to this Agreement and “Party” means any one of them;

“Relevant Claim” means a claim, whether in contract, tort or otherwise, by the Purchaser in respect of any of the Warranties or under any other provisions of this Agreement;

“Sale Shares” means in aggregate the 1,200,000 Shares to be  exchanged by the Seller to the Purchaser, representing 30% of the entire registered and issued capital of the Company;

“Shares” means ordinary shares in the registered capital of the Company;

“Tax” and “Taxation” means any form of taxation, levy, duty, charge, contribution or imposition of whatever nature (including any fine, penalty, surcharge or interest in relation thereto) imposed by any tax authority in the United States or elsewhere;

"Tax Indemnity" means the tax indemnity in the form set out in Schedule 2;

“Warranties” means the representations and warranties set out in Section 7; and

"US$" means United States dollars.

1.2           In this Agreement, save where the context otherwise requires:

(A)	words in the singular shall include the plural, and vice versa;

(B)	the masculine gender shall include the feminine and neutral and vice versa;

(C)	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person’s executors or administrators;

(D)	a reference to a clause, sub-clause, Schedule (other than to a schedule to a statutory provision) shall be a reference to a clause, sub-clause, Schedule (as the case may be) of or to this Agreement;

(E)	if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

(F)	the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement;

(G)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms;

(H)	a document in the agreed form shall mean a document the form of which has been agreed by the parties hereto;

(I)	all warranties and obligations given or entered into by more than one person are given or entered into severally.

1.3	The designations adopted in the recitals and introductory statements preceding this clause apply throughout this Agreement and the Schedules.

2.	SALE AND PURCHASE

Subject to the terms and conditions of this Agreement, the Seller shall sell as legal and beneficial owner and the Purchaser shall purchase or procure the purchase of, the Sale Shares, free from any option, charge, lien, equity, encumbrance, rights of pre-emption or any other third party rights whatsoever and together with all rights attached to them at the date of Completion or subsequently becoming attached to them.

3.	CONDITIONS

The provisions of this Agreement, other than this clause, clause 9 (Announcements), clause 11 (Costs), clause 12 (Notices) and clause 13 (Governing Law, Service of Process and Arbitration) are subject to each of the following conditions being satisfied in all respects (or waived):

(A)
the clearance of all announcement(s) and circular(s) (if any) required to be issued by the Purchaser under the Listing Rules and granting of all approvals, if necessary by FINRA in respect of all transactions contemplated by this Agreement;

(B)
the Purchaser and the Seller each undertaking a due diligence investigation in respect of the other including but not limited to the financial affairs, business, assets, results, legal and financing structure, title checking, in which  each  party shall use its best endeavours to complete the due diligence investigation within 10 (ten) days following the date of this Agreement and each being in its absolute discretion satisfied with the results of such due diligence investigation;

(C)	the Regulatory Committee of FINRA granting listing of, and permission to deal in, the Consideration Shares;

(D)
no event having occurred since the date hereof to Completion, the consequence of which is to materially and adversely affect the financial position, business or property, results of operations or business prospects of the Group or the Purchaser  and such material adverse effect shall not have been caused;

(E)
the passing by the Shareholders of the Purchaser at an extraordinary general meeting to be convened and held (if necessary) of an ordinary resolution to approve this Agreement and the transaction contemplated hereunder including but not limited to the allotment and issue of the Consideration Shares credited as fully paid;

(F)	the Warranties remaining true and accurate and not misleading at Completion as if repeated at Completion and at all times between the date of this Agreement and Completion;

and if the Conditions have not been fulfilled or waived by the Purchaser (other than conditions (A), (C) and (E) which may not be waived) on or before 24 July 2013 (or such other date as the parties may agree), the provisions of this Agreement (other than this clause, clause 9 (Announcements), clause 11 (Costs), clause 12 (Notices) and clause 13 (Governing Law, Service of Process and Arbitration) shall from such date have no effect and no party shall have any liability under them (without prejudice to the rights of any of the Parties in respect of antecedent breaches).

4.	CONSIDERATION

4.1	The Consideration shall be satisfied on Completion by the Purchaser allotting and issuing the Consideration Shares as defined hereunder to the Seller credited as fully paid.

4.1.1	The Purchaser shall acquire 804,600 shares, or 30%, of the outstanding shares of the Company, of which 402,300 shares shall be transferred at Completion.

4.1.2
The Purchaser shall be entitled to a put option to sell the remaining 402,300 shares of the Company back to the Seller either in the form of capital stock or cash in an amount to be agreed between the parties, but such option shall expire after 180 days from Completion.

4.1.3	The Seller shall acquire 80,700,000 shares, or 20%, of newly issued shares of capital stock of the Purchaser, of which 35,866,667 shares shall be transferred at Completion.

4.1.4
Seller shall be entitled to a put option to sell the remaining 44,833,333 shares of the Purchaser back to Purchaser either in the form of capital stock or cash in an amount to be agreed between the parties, but such option shall expire after 180 days from Completion.

4.1.5	Either party can exercise at its sole discretion the put option to effect the share re-transfer.

5.	COMPLETION

5.1
Subject to continuing fulfilments (or waiver) of the Conditions specified in clause 3 on or before 24 July 2013 (or such other date as the parties may agree), Completion shall take place at the offices of the Purchaser at 4:00 p.m. (United States time) on the fifth business day after the fulfilment or waiver of the last of the Conditions specified in clause 3 or at such other place or time as the parties shall agree.

5.2           At Completion:

5.2.1	The Seller shall deliver or cause to be delivered to the Purchaser:

(A)	duly executed transfer documents in respect of the Sale Shares transferring the Sale Shares to the Purchaser or its nominee together with the relevant share certificates;

(B)	resolution of the board of directors of the Company approving the registration of the Purchaser or its nominee(s) as shareholders of the Company;

(C)
all the statutory and other books and records duly written up to date of the Group and its certificate of incorporation, current business registration certificate, all agreements, , all return and correspondences of the Group with the Taxation Department and other governmental departments, , title deeds and all other relevant deeds, documents and correspondences relating to the Property and the affairs of the Group;

(D)	copy of board resolutions of the Seller (where applicable) authorising and approving its execution of this Agreement;

(E)	a duly executed Tax Indemnity.

5.2.2	The Seller shall provide the Purchaser with copies of all relevant permits, licences and approvals obtained in respect of the transfer of the Sale Shares.

5.2.3	The Purchaser shall allot and issue the Consideration Shares to the Seller (or its nominee) credited as fully paid.

5.2.4	The Purchaser shall cause to be delivered to the Seller (or its nominee) definitive share certificates of title in respect of the relevant number of Consideration Shares.

5.2.5
The Purchase shall provide the Seller with reciprocity essential and relevant information about Purchaser’s company profile and business reorganization plan. Such information shall include but not be limited to: officers & directors, stock ownership, organization structure & subsidiaries, business agreements, mergers & acquisitions, litigations and claims, assets & liabilities, tax returns and SEC filings, and any other materially significant information.

5.2.6	The Purchaser shall deliver or cause to be delivered to the Seller a duly executed Tax Indemnity.

5.3	The Purchaser shall not be obliged to complete the sale and purchase of any Sale Shares unless the sale and purchase of all of the Sale Shares are completed simultaneously.

5.4	The Purchaser shall on Completion cause TAKANORI OZAKI to be validly appointed as Interim Chief Executive Officer and TONY HEO as Vice President of Business Development of the Purchaser.

5.5	The Seller shall on Completion cause one director nominated by the Purchaser to be validly appointed as director of the Company.

6.           PRE-COMPLETION UNDERTAKINGS

Save as otherwise contemplated in this Agreement, the Seller hereby covenants and undertakes with the Purchaser that they shall procure that, upon the execution of this Agreement and prior to Completion, the business of the Group shall continue to be operated in the ordinary course of day-to-day operations.  In particular, the Seller shall procure that except as provided in this Agreement, the Group shall not, and shall procure that the Group shall not, save with the prior written consent of the Purchaser, do any of the following matters:-

(A)
issue or agree to issue whether directly or indirectly any Shares or loan capital or grant or agree to grant or redeem any option or amend the terms of any existing option over or right to acquire or subscribe any of its Shares or loan capital;

(B)
enter into any material contract or other material transaction or capital commitment or undertake any material contingent liability which exceeds a monetary value of US$100,000 individually or US$200,000 in aggregate or by reason of its size, term or other factor could materially adversely affect the business of the Group, other than in the ordinary course of business;

(C)	terminate any agreement, arrangement or understanding or waive any right exceeding value of US$200,000;

(D)	declare any dividends or other distributions;

(E)	repay any portion or all of the amounts owed by any member of the Group to its shareholders;

(F)
create or permit to arise any mortgage, charge, lien, pledge, other form of security or encumbrance of equity of whatsoever nature, whether similar to the foregoing or not, on or in respect of any part of its undertaking, property or assets other than (i) liens arising by operation of law in amounts which are not material; and (ii) mortgages, charges, liens, pledges or other form of security given in relation to banking facilities made available to the Group or the obligations of the Group in the ordinary and usual course of trading;

(G)
give any guarantee, indemnity, surety or security other than guarantees, indemnity, surety or security given in relation to banking facilities made available to the Group or the obligations of the Group in the ordinary and usual course of trading;

(H)	dispose or agree to dispose of any asset with an aggregate value in excess of US$200,000 except in the course of ordinary business;

(I)	dispose of the ownership, possession, custody or control of any corporate books or records;

(J)
other than in the ordinary and usual course of its business, compromise, settle, release, discharge or compound any material civil, criminal, arbitration or other proceedings or any material liability, debt, claim, action, demand or dispute or cancel or waive any right in relation to any of the foregoing with a value in excess of US$100,000 individually or US$200,000 in aggregate;

(K)
otherwise than in the ordinary course of its business, release, compromise or write off any material amount recorded in the books of account of any member of the Group as owing by any debtors of the Group with a value in excess of US$100,000 individually or US$200,000 in aggregate;

(L)	amend the memorandum and/or articles of association of every member of the Group;

(M)	take proceedings relating to the dissolution or winding-up of any member of the Group;

(N)
any proposed change in the authorised or issued share capital of any member of the Group or in any of the rights or restrictions attaching at the date hereof to the Sale Shares or any proposal concerning options, warrants or other rights to subscribe for the Sale Shares or in any manner vary the share capital of any member of the Group;

(O)
entering into any contract, agreement or arrangement with any director, shareholder or other officer of any member of the Group or any person directly or indirectly connected with any such parties or any independent consultants retained by the Company;

(P)	the disposal, sale or transfer of a substantial part of the business or fixed or intangible assets of any member of the Group other than in the normal and ordinary course of business.

7.           PURCHASER’S & SELLER’S WARRANTIES

Each Party represents and warrants to the other that:

(A)
each Party has full power and authority to enter into and perform this Agreement and the provisions of this Agreement, when executed, shall constitute valid and binding obligations on the Party, in accordance with its terms;

(B)	the execution and delivery of, and the performance by each Party of its obligations under, this Agreement shall neither:

(i)	result in a breach of any provision of its Memorandum or Articles of Association or equivalent constituted document; nor

(ii)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Party is a party or by which the Party is bound;

(C)
each party agrees to indemnify the other party from and against all reasonable claims (including legal), liabilities, losses, costs and expenses arising prior to the date of this Agreement but for which the other party may suffer or incur or which may be made against the other party either after the date of this Agreement.

(D)
save as provided in this Agreement, all consents, permissions, approvals and agreements of third parties which are necessary or desirable for each Party to obtain in order to enter into and perform this Agreement in accordance with its terms have been unconditionally obtained in writing and have been disclosed in writing to the other Party.

8.           ANNOUNCEMENTS

8.1	The Purchaser shall procure that an announcement shall be published following the execution of this Agreement in accordance with the Listing Rules in relation to this Agreement.

8.2
Save as provided in this Agreement, neither party shall release any announcement, or despatch any circular, relating to this Agreement unless as required by law or the Listing Rules or the Takeovers Code or the rules of any regulatory body of which it is a member.

8.3
The Parties hereby undertake that they shall each use all reasonable endeavours to supply such information as may be reasonably necessary to be included in the documents to be despatched or the announcements to be issued take respective responsibility for such information and authorise the publication, despatch and/or release of such documents and announcements.

9.       MISCELLANEOUS

9.1	None of the Parties may assign its rights under this Agreement and this Agreement shall be binding on and enure for the benefit of the Parties’ successors, assigns and personal representatives.

9.2         Time shall be of the essence of this Agreement.

9.3
This Agreement represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

9.4
Each Party confirms that, except as provided in this Agreement, no party has relied on any representation or warranty or undertaking which is not contained in this Agreement and, without prejudice to any liability for fraudulent misrepresentation, no Party shall be under any liability or shall have any remedy in respect of misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

9.5
The Parties agree to indemnify and hold each other harmless from any illegal activities, claims or demands for payment, royalties, remuneration’s, receivables or payment of moneys whatsoever, from any and all third Parties, companies, corporations, trusts, shareholders, directors, officers and from governments or governmental agencies.

9.6
Each Party agrees to indemnify and hold the other Party, its entities, personnel, officers and directors harmless from and against any liability or any loss, damage or expense (including'' any reasonable attorney's fees and expenses incurred in investigation, litigation or otherwise) incurred or sustained by the Party in the exercise of this Agreement, including the actions and activities contemplated herewith.

9.7	So far as it remains to be performed this Agreement shall continue in full force and effect notwithstanding Completion.

9.8
In the event that any provision of this Agreement shall be void or unenforceable by reason of any provision of applicable law, it shall be deleted and the remaining provisions hereof, shall continue in full force and effect and if necessary, be so amended as shall be necessary to give effect to the spirit of this Agreement so far as possible.

9.9
Each of the Parties shall after Completion execute all such deeds and documents and do all things as the other Parties may reasonably require for perfecting the transactions intended to be effected under or pursuant to this Agreement.

9.10	This Agreement may be executed in any number of counterparts, which when taken together shall constitute one and the same instrument and is binding on each and every party.

10.      COSTS

The Parties shall pay their own costs in connection with the preparation and negotiation of this Agreement and any matter contemplated by it.  The Purchaser shall be responsible for any stamp duty payable in respect of the bought notes for the Sale Shares.  The Seller shall be responsible for any stamp duty payable in respect of the sold notes for the Sale Shares.

11. NOTICES

11.1	A notice, approval, consent or other communication in connection with this Agreement:

(A)         must be in writing; and

(B)
must be left at the address of the addressee, or sent by prepaid ordinary post (airmail if posted to or from a place outside the United States) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this Clause or if the addressee notifies another address or facsimile number in the United States then to that address or facsimile number.

11.2       The address and facsimile number of each Party is:

The Seller

Address：	1-11-5 Muromachi, Nihonbashi,
Chuo-ku, Tokyo 103-0022 JAPAN
Facsimile：	+1 (415) 566 2088
Attention：	Tony Heo

The Purchaser

Address:	13520 Oriental Street, Rockville,
Maryland 20853 U.S.A.
Facsimile:	+1 (650) 577 2301
Attention:	David Price

11.3
A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with sub-clause 12.4) unless a later time is specified in it.

11.4       A letter or facsimile is deemed to be received:

(A)	in the case of a posted letter, unless actually received earlier, on the third (seventh, if posted to or from a place outside the United States) day after posting; and

(B)
in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

12.         GOVERNING LAW AND SERVICE OF PROCESS

12.1	This Agreement is governed by, and shall be construed in accordance with, laws in the State of Nevada of the United States.

12.2
The Seller hereby irrevocably shall appoint an agent to accept service of legal process on its behalf.  The Seller irrevocably agrees that if its process agent ceases to have an address in the United States or ceases to act as its process agent, it shall appoint a new process agent acceptable to the other Parties and shall deliver to each of the other Parties within 14 days a copy of written acceptance of appointment by the new process agent.

12.3
The Purchaser hereby irrevocably appoints the Law Offices of David E. Price of 13520 Oriental Street, Rockville, Maryland 20853 U.S.A as its agent to accept service of legal process on its behalf.  The Purchaser irrevocably agrees that if its process agent ceases to have an address in the United States or ceases to act as its process agent, it shall appoint a new process agent acceptable to the other Parties and shall deliver to each of the other Parties within 14 days a copy of written acceptance of appointment by the new process agent.

IN WITNESS of which the Parties have executed this Agreement on the date first mentioned above.

SIGNATURE PAGE

SIGNED by                                                                                 )
                                                                                                    )
for and on behalf of                                                                     )
PARADIGM RESOURCE                                                          )
MANAGEMENT CORPORATION                                           )
in the presence of:-                                                                     )

SIGNED by                                                                                 )
                                                                                                    )
for and on behalf of                                                                     )
AMSA DEVELOPMENT TECHNOLOGY                                )
CO LTD                                                                                      )
in the presence of:-                                                                     )

SCHEDULE 1

DETAILS OF THE COMPANY

Name	:	TOSS PLASMA TECHNOLOGIES LIMITED
Place of Incorporation	:	Belize
Company No.	:	120505
Date of Incorporation	:	18 June 2012
Authorised Share Capital	:	4,000,000 ordinary shares of no par value
Issued and Share Capital	:	4,000,000 ordinary shares of no par value
Directors	:	Takanori Ozaki
Sam S.A. Shao
Masaaki Hori
Major Shareholders	:	AMSA Development Technology Co Ltd	2,682,000 shares
		Sung Do Investment & Development Co, Ltd	750,000 shares
		Doi Fund	233,000 shares
		Capital Processing International LLC	160,000 shares
		Libra	100,000 shares
		Hu Wei Hsiang	75,000 shares

                                                                :           :

SCHEDULE 1 (continued)

DETAILS OF THE SUBSIDIARY (1)

Name	:	TRF Systems Corporation
Place of Incorporation	:	Japan
Company No.	:	0100-01-124126
Date of Incorporation	:	6 April 2009
Authorised Share Capital	:	5,000 ordinary shares of JPY50,000 each
Issued and Share Capital	:	JPY10,000,000 divided into 200 ordinary shares of JPY50,000 each
Directors	:	Takanori Ozaki
Masaaki Hori
Yoshihide Machino
Yoshiaki Misawa
Shareholders	:	TOSS PLASMA TECHNOLOGIES LIMITED	102 shares
		YOSHIAKI MISAWA	88 shares

DETAILS OF THE SUBSIDIARY (2)

Name	:	TRF Technologies Corporation
Place of Incorporation	:	Japan
Company No.	:	3900-01-005508
Date of Incorporation	:	6 March 2008
Authorised Share Capital	:	3,000 ordinary shares of JPY50,000 each
Issued and Share Capital	:	JPY10,000,000 divided into 200 ordinary shares of JPY50,000 each
Directors	:	Yoshiaki Misawa
Takanori Ozaki
Masaaki Hori
Hiromi Oota
Shareholders	:	TOSS PLASMA TECHNOLOGIES LIMITED	102 shares
		YOSHIAKI MISAWA	88 shares

SCHEDULE 2

TAX INDEMNITY

Dated  24 July 2013

PARADIGM RESOURCE MANAGEMENT CORPORATION

and

AMSA DEVELOPMENT TECHNOLOGY CO LTD

__________________________________

TAX INDEMNITY

__________________________________

THIS TAX INDEMNITY is made on 24 July 2013

BETWEEN:-

AMSA DEVELOPMENT TECHNOLOGY CO LTD, a company incorporated in Belize whose registered place of business is at Suite 2, 3rd floor, 10 Eve Street, Belize City, Belize (the "Seller").

AND:-

PARADIGM RESOURCE MANAGEMENT CORPORATION a company incorporated in the State of Nevada, U.S.A, whose principal place of business is at 13520 Oriental Street, Rockville, Maryland 20853 U.S.A (the “Purchaser”).

WHEREAS this Deed is entered into pursuant to an agreement dated 24 July 2013 and made between the Seller, the Company and the Purchaser (the "Agreement") providing for the sale and exchange of the mutually agreed number of issued shares of the Company.

NOW THIS DEED WITNESSETH AND IT IS AGREED AND DECLARED as follows:-

1.           INTERPRETATION

(A)           In this Deed:-

"Claim for Tax" includes a claim, counterclaim, assessment, notice, demand or other document issued or action taken by or on behalf of any Tax Authority by which any member of the Group is liable (or is sought to be made liable) to make any payment, or increased or further payment, to such Tax Authority or to any other person (whether or not the payment is primarily payable by a member of the Group and whether or not a member of the Group has or may have any right of reimbursement against any other person) or is denied or sought to be denied any Relief or is subject to any reduction, modification, cancellation or deprivation of any Relief (including any Relief which would, but for the Claim for Tax, have been available to that member of the Group);

Event" means an event, act, transaction or omission and including, without limitation, a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance;

"Relief" includes any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise;

"Tax" or “Taxation” means any liability to any form of taxation, levy, duty, charge, contribution or impost of whatever nature (including any related fine, penalty, surcharge or interest) whenever created, imposed or arising and payable to any Tax Authority; and

"Tax Authority" means any local, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official of any places in which the Company are incorporated or carrying on business.

(B)	Words and expressions defined in the Agreement shall, unless the context otherwise requires, have the same meanings in this Deed as in the Agreement.

(C)	In this Deed, a reference to:-

(i)	an Event includes an Event deemed to have occurred for the purposes of any Tax;

(ii)	an Event on or before the date of this Deed includes an Event which is deemed by the Tax Authority for the purposes of any Tax to have occurred on or before the date of this Deed;

(iii)	the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa;

(iv)	persons shall include bodies corporate, unincorporated associations and partnerships; and

(v)	Clauses, Paragraphs and Schedule are to clauses and paragraphs of and the schedule to this Deed.

(D)	The headings in this Deed are for convenience only and shall not affect the interpretation of this Deed.

(E)
The Recital and the Schedule set out in this Deed form part of this Deed and shall have the same force and effect as if expressly set out in the body of this Deed and any reference to this Deed shall include the Recital and the Schedule.

(F)
References to statutes or statutory provisions shall be construed as references to those statutes or provisions as amended, extended, consolidated or replaced from time to time (whether before or after the date of this Deed) and any orders, regulations, instruments or subordinate legislation under the relevant statute or statutory provision (whether made before or after the date of this Deed).

2.	THE SELLER'S OBLIGATIONS

(A)	Subject to the other provisions of this Deed, the Seller covenants with the Purchaser to indemnify the Purchaser and to keep the Purchaser indemnified on demand from and against:-

(i)
any liability for Tax in relation to any member of the Group which arises in consequence of an Event occurring before the date of this Deed whether or not the Tax is chargeable against or attributable to any other person;

(ii)
any liability for Tax in relation to any member of the Group which arises in consequence of a series of related Events only the first or some of which have taken place before the date of this Deed whether or not the Tax is also chargeable against or attributable to any other person, but only to the extent that the liability for Tax is also attributable to such Event or Events occurring before the date of this Deed;

(iii)
any liability for Tax in relation to any member of the Group which would have been saved but for the loss, reduction, modification or cancellation of some Relief in consequence of an Event occurring before the date of this Deed;

(iv)
any liability for Tax in relation to any member of the Group which would have arisen in consequence of an Event occurring before the date of this Deed and which is not and will not be payable in consequence of the utilisation or set-off of some Relief, where the Relief arises in respect of an Event occurring after the date of this Deed; and

(v)	any liability to pay an amount in respect of Tax in relation to any member of the Group under an indemnity, guarantee, mortgage or charge created before the date of this Deed.

(B)
Any Tax which would have been repaid but for the loss, reduction, set-off or cancellation of any right to repayment of the Tax in consequence of an Event occurring before the date of this Deed is for the purposes of Clause 2(A)(iii) deemed to be Tax for which any member of the Group is liable and which arises in consequence of the Event.

(C)
Subject to the other provisions of this Deed, the Seller hereby covenants with the Purchaser to indemnify the Purchaser and to keep the Purchaser indemnified, on demand, from and against any action, claims, proceedings, losses and damage which may be made against or suffered by and costs (including but not limited to legal costs), charges and expenses reasonably and properly incurred by the Purchaser in connection with or in consequence of the indemnities given under this Clause 2.

(D)
The amount of any indemnity to which the Purchaser is entitled under Clause 2 by reason of any liability to Tax of any member of the Group is equal to the percentage of the attributable interest of the Seller in the Company.

(E)
No claim under this Deed shall be made by the Purchaser unless written notice of such claim, specifying in detail the Event to which the claim relates and the amount claimed, has been given by the Purchaser to the Seller.

3.	THE PURCHASER'S OBLIGATIONS

(A)	Subject to the other provisions of this Deed, the Purchaser covenants with the Seller to indemnify the Seller and to keep the Seller indemnified on demand from and against:-

(i)
any liability for Tax in relation to any member of the Purchaser which arises in consequence of an Event occurring before the date of this Deed whether or not the Tax is chargeable against or attributable to any other person;

(ii)
any liability for Tax in relation to any member of the Purchaser which arises in consequence of a series of related Events only the first or some of which have taken place before the date of this Deed whether or not the Tax is also chargeable against or attributable to any other person, but only to the extent that the liability for Tax is also attributable to such Event or Events occurring before the date of this Deed;

(iii)
any liability for Tax in relation to any member of the Purchaser which would have been saved but for the loss, reduction, modification or cancellation of some Relief in consequence of an Event occurring before the date of this Deed;

(iv)
any liability for Tax in relation to any member of the Purchaser which would have arisen in consequence of an Event occurring before the date of this Deed and which is not and will not be payable in consequence of the utilisation or set-off of some Relief, where the Relief arises in respect of an Event occurring after the date of this Deed; and

(v)	any liability to pay an amount in respect of Tax in relation to any member of the Purchaser under an indemnity, guarantee, mortgage or charge created before the date of this Deed.

(B)
Any Tax which would have been repaid but for the loss, reduction, set-off or cancellation of any right to repayment of the Tax in consequence of an Event occurring before the date of this Deed is for the purposes of Clause 3(A)(iii) deemed to be Tax for which any member of the Purchaser is liable and which arises in consequence of the Event.

(C)
Subject to the other provisions of this Deed, the Purchaser hereby covenants with the Seller to indemnify the Seller and to keep the Seller indemnified, on demand, from and against any action, claims, proceedings, losses and damage which may be made against or suffered by and costs (including but not limited to legal costs), charges and expenses reasonably and properly incurred by the Seller in connection with or in consequence of the indemnities given under this Clause 3.

(D)
The amount of any indemnity to which the Seller is entitled under Clause 3 by reason of any liability to Tax of any member of the Purchaser is equal to the percentage of the attributable interest of the Purchaser in the Company.

(E)
No claim under this Deed shall be made by the Seller unless written notice of such claim, specifying in detail the Event to which the claim relates and the amount claimed, has been given by the Seller to the Purchaser.

4.           NO DOUBLE CLAIM

No Claim for Tax may be brought under this Deed if a Claim for Tax in respect of the subject matter thereof has been made under the Agreement.

5.           PAYMENTS FREE OF WITHHOLDING, ETC,

(A)	Subject to Clause 5(B), all payments made by the Seller under this Deed shall be made gross, free of any rights of counterclaim or set-off and without any deduction or withholding of any nature.

(B)
the Seller shall make any deduction or withholding required by law from any payment under this Deed and the sum due from the Seller in respect of the payment shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the Purchaser receives a sum equal to the sum it would have received had no deduction or withholding been required to be made.

(C)
If the Seller is satisfied that any payment under Clause 2, 3 or 5(B) will be or has been subject to Tax, the Purchaser may demand in writing from the Seller from time to time such amount (after taking into account any Tax payable in respect of the amount) as will ensure that the Purchaser receives and retains a net sum equal to the sum it would have received and retained had the payment not been subject to Tax.

6.           APPEALS AND CLAIMS

(A)
As regards any Claim for Tax which, in the reasonable opinion of the Company or any relevant member of the Group, the Purchaser, is capable of being defended or resisted, the Company, the relevant member of the Group or the Seller shall take such actions (if any) as the relevant member of the Group or the Purchaser may deem appropriate to cause the Claim for Tax to be withdrawn, or to dispute, resist, appeal against, compromise or defend the Claim for Tax and any determination in respect thereof.

(B)
Each party shall use its reasonable endeavours (and, where appropriate, with the assistance of professional advisers) to ensure that no liability to Tax arising from the Claims for Tax is accepted or discharged prematurely or without just cause.

7.           DATE FOR PAYMENT AND INTEREST

(A)
The Purchaser and the Seller shall give the other party twenty-one (21) days' prior written notice of any amount payable under Clauses 2(A)(i) to 2(A)(v), 2(C) or 4(C) and Clauses 3(A)(i) to 3(A)(v), 3(C) or 3(C).

(B)
If either the Purchaser or the Seller requests within fourteen (14) days of receipt of the notice referred to in Clause 7(A), the amount referred to in Clause 7(A) shall be confirmed by an auditor appointed by confirming party whose decision shall be confirmed by an internationally reputable firm of accountants (the “Accountants”) to be mutually agreed by the Purchaser and the Seller at the cost of the parties in equal proportion. The Accountants shall act as expert and not as arbitrator and the confirmation shall (except for manifest error) be conclusive and binding on the Seller and the Purchaser.  If the Accountants fail or refuse to give the confirmation referred to above and notwithstanding anything herein contained to the contrary, the confirming party shall not be liable, hereunder or otherwise, to pay the amount referred to in Clause 7(A).

(C)
Subject to the provisions in Clause 7(B), either the Purchaser or the Seller shall pay the amount referred to in Clause 7(A) to the other party in cleared funds on or before the tenth (10th) Business Day following the date of receipt of the notice referred to in Clause 7(A) or, if later, the confirmation referred to in Clause 7(B).

(D)
Subject to the provisions in Clause 7B), any amount not paid under this Deed by either the Purchaser or the Seller on the due date for payment of the amount shall bear interest (which will accrue from day to day after as well as before judgement) at the best lending rate of JPMorgan Chase Bank N.A.’s United States Dollars loans from the day following the due date for payment of the amount to and including the day of actual payment of the amount compounded quarterly.

8.           RECOVERY

(A)
If, after the Seller  has made a payment pursuant to Clause 2(B), the Purchaser or the Company shall receive a refund of all or part of the relevant Tax or subsequently recover from a third party any amount in relation to the payment of the relevant Tax, the Purchaser shall repay or procure the relevant party to repay, within ten (10) Business Days of the receipt of such amount, to the Seller who has made a payment in respect of that Tax under Clause 2(A) a sum equal to the refund less:

(a)	any expenses, costs and charges properly and reasonably incurred by the Purchaser or the Company in recovering such refund; and

(b)
the amount of any additional Tax which shall not have been taken into account in calculating any other payment made or to be made pursuant to this Deed but which is suffered by the Purchaser or the Company in consequence of such refund.

(B)
If, after the Purchaser  has made a payment pursuant to Clause 3(B), the Seller or the Company shall receive a refund of all or part of the relevant Tax or subsequently recover from a third party any amount in relation to the payment of the relevant Tax, the Seller shall repay or procure the relevant party to repay, within ten (10) Business Days of the receipt of such amount, to the Purhaser who has made a payment in respect of that Tax under Clause 2(A) a sum equal to the refund less:

(a)	any expenses, costs and charges properly and reasonably incurred by the Seller or the Company in recovering such refund; and

(b)
the amount of any additional Tax which shall not have been taken into account in calculating any other payment made or to be made pursuant to this Deed but which is suffered by the Seller or the Company in consequence of such refund.

(C)	The Purchaser, the Seller and the Company ensure that Claims for Tax are dealt with separately from claims and queries to which they do not apply.

9.           GENERAL

(A)	No variation of this Deed shall be valid unless it is in writing and signed by or on behalf of each of the parties to this Deed.

(B)
No failure to exercise or delay in exercising a right or remedy under this Deed shall constitute a waiver of such right or remedy or a waiver of any other right or remedy and no single or partial exercise of any right or remedy or the exercise of any other right or remedy. Without limiting the foregoing, no waiver by a party of any breach by the other of any provision of this Deed shall be deemed to be a waiver of any subsequent breach of that or any other provision of this Deed.

(C)	The rights and remedies of the Purchaser, the Seller or the Company contained in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

(D)
Any liability to each party hereunder may in whole or in part be released, compounded or compromised (and time or indulgence may be given) by the Purchaser, the Seller or the Company in their or its absolute discretion as regards to the other party under such liability.

(E)
In any event that any claim subject to the indemnities hereunder is or has been discharged by the Purchaser, the Seller or the Company, the indemnities given hereunder shall take effect as covenants by forthwith to reimburse any of the other party for the amount of any loss or payment so discharged.

10.           ASSIGNMENT

The whole or any part of the benefit of this Deed may not be assigned by any party without the written consent of the other party.

11.           NOTICE

(A)
Any notice or other communication under or in connection with this Deed shall be in writing and shall be delivered personally or sent by pre-paid post by facsimile, to the party due to receive the notice or communication at its address set out in the Agreement or such other address as any party may specify by notice in writing to the other.

(B)	In the absence of evidence of earlier receipt, any notice or other communication is deemed to have been duly given:

(i)	if delivered personally, when left at the address referred to in Clause 11(A);

(ii)	if sent by mail other than air mail, two days after posting it;

(iii)	if sent by air mail, six days after posting it; and

(iv)	if sent by facsimile, on completion of its transmission.

12.	GOVERNING LAW AND JURISDICTION

(A)	This Deed is governed by, and shall be construed in accordance with, the laws of the State of Nevada of the United States of America.

(B)
The parties to this Deed irrevocably submit to the non-exclusive jurisdiction of the courts of the State of Nevada in relation to any claim, dispute or difference which may arise out of or in connection with this Deed.

13.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by the parties to this Deed on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

IN WITNESS whereof this Deed has been duly executed and delivered by the parties hereto or their duly authorised representatives on the day and year first above written.

PARADIGM RESOURCE )
MANAGEMENT CORPORATION )
was hereunto affixed )
in the presence of:- )

AMSA DEVELOPMENT TECHNOLOGY CO LTD )
was hereunto affixed )
in the presence of:- )

ANNEXURE A

MANAGEMENT ACCOUNTS

DATED 24 JULY 2013

PARADIGM RESOURCE MANAGEMENT CORPORATION

and

AMSA DEVELOPMENT TECHNOLOGY CO LTD

___________________________

AGREEMENT
for the purchase and exchange of shares in
TOSS PLASMA TECHNOLOGIES LIMITED
___________________________

The Law Offices of
David E. Price
13520 Oriental Street,
Rockville,
Maryland 20853
U.S.A